Exhibit 10.17

LEASE

LEASE, entered into May 24, 2012 between 317 Maynard LLC, a Michigan limited liability company (hereinafter referred to as “Host”) whose address is c/o First Martin Corporation, 115 Depot Street, Ann Arbor, Michigan 48104 and Barracuda Networks, Inc,, a Delaware corporation (hereinafter referred to as “Guest”) whose address is 3175 S. Winchester Boulevard, Campbell, California 95008, by which the parties agree as follows:

1. Leased Premises. Host leases to Guest certain premises (hereinafter referred to as the “Premises”) located at 317 Maynard Street, Ann Arbor, Michigan (hereinafter sometimes referred to as the “Building”), as shown on Exhibit A attached hereto, containing a rentable area of approximately 42,204 square feet.

2. Term. The term of this Lease shall commence on the later of the date Host’s Improvements for the Premises (as defined in Paragraph 3 hereof) is Substantially Complete or October 1, 2012 (“Commencement Date”), and shall continue through and until October 31, 2017. As used herein, the term “Lease Year” shall mean a period of twelve (12) consecutive months. The first Lease Year shall begin November 1, 2012. For purposes of the Lease, “substantially completed” shall mean constructed in a good and workmanlike manner and fully finished in accordance with the requirements of all applicable laws, regulations, governmental permits and the provisions of the Lease, excepting only punch-list items which do not affect the use or aesthetic appearance of the Premises or related facilities. Notwithstanding anything to the contrary contained herein, the commencement of this Lease and all of Guest’s obligations hereunder are contingent upon Guest receiving approval for state and local incentives totaling at least $1.2 million dollars (the “Contingency”). Guest shall give Host notice that it is waiving such contingency on or before July 15, 2012; otherwise this Lease shall terminate and neither party shall have any further obligation to the other.

3. Construction of Initial Improvements. Host shall provide at its sole cost the improvements set forth, in Exhibit B attached (“Host’s Improvements”). Except as otherwise agreed, Guest shall be responsible for the costs of all other improvements, which costs shall be paid by Guest within thirty (30) days of receipt of invoices. All improvements to the Premises shall be done by Host or Host’s designated contractors, provided such costs are consistent with bids obtained by Guest for the work from other licensed contractors.

4. Rent. Guest shall pay to Host as monthly rent for the Premises for the term hereof the amounts set forth below in advance on the first day of each month.

Lease Month	Monthly Amount
Commencement Date to 30 days after Commencement Date	$0.00
1-12	$55,392.75
13-24	$57,151.25
25-36	$58,909.75
37-48	$60,668.25
49-60	$62,426.75

Guest shall be entitled to 30 days free rent at commencement of the lease. In order to retain the above payment schedule, Guest shall receive a credit against the first month’s payable rent for that number of days less than 30 of free rent not already received based on the actual Commencement Date. Partial months shall be prorated based on a 365-day year. If any rent payment due hereunder is more than seven days late, Guest shall pay Host a service fee equal to one percent (1%) of said rent payment. The payment of this late payment service fee will not constitute a waiver by Host of any default by Guest under this Lease. The rent to be paid by Guest hereunder shall not be diminished by the additional payments to be made by Guest as provided in Paragraphs 5, 6 and 8 hereof.

5. Utilities. Guest shall pay for the cost of all gas, electricity, water and other utilities used by Guest in or for the Premises. Said utilities shall be separately metered.

6. Janitorial Service. Guest shall provide, at its sole expense, janitorial service for the Premises. Host shall provide at its sole expense light bulb replacement for building standard lights (fluorescent tubes) and window washing once a year.

7. Increase in Operating Expenses Pass-Through. Deleted.

8. Taxes.

(a) Guest shall be liable for and shall pay thirty days prior to delinquency the following:

(i) taxes, levies and assessments levied against or measured by the cost or value of Guest’s equipment, fixtures and other personal property located in the Premises including the cost or value of any leasehold improvements made in or to the Premises by Guest or for Guest after commencement of the Lease, regardless of whether Guest paid for such improvements. Guest shall report annually all leasehold improvements for the Premises on the City of Ann Arbor’s personal property assessment form and send a copy to the Host within five (5) days after the date the form is due to the City of Ann Arbor.

(ii) taxes, levies and assessments levied upon or measured by the Rental or any other sum payable hereunder or on Host’s business of leasing the Premises excepting only net income taxes and that portion, if any, of income and franchise taxes which may hereafter be assessed in lieu of or substituted in whole or in part for real estate and personal property taxes the increases in which are payable by Guest and other Guests pursuant to Paragraph 4 hereof.

(iii) taxes, levies and assessments levied against or with respect to the possessions, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Guest of the Premises; or

(iv) taxes, levies and assessments levied against or upon the transaction or any document to which Guest is a party creating or transferring an interest in the Premises.

(b) If any of the taxes, levies and assessments mentioned in subparagraph 8(a) above are levied against Host or Host’s property, including the Building, or if the assessed value of the Building is increased by a value placed upon the property described in (i) above, and if Host pays such taxes, levies and assessments or the portion of such taxes, levies and assessments resulting from such increase in the assessment, such amounts shall not be payable by Guest to Host.

9. Security Deposit. Guest shall deposit with Host upon satisfaction of the Contingency the amount of $55,392.75 as security for Guest’s faithful performance of its obligations hereunder. If Guest fails to pay the rent or otherwise defaults with respect to any provision of this Lease, Host may use, apply or retain all or any portion of said deposit for the payment of any rent or other charge in default, or for the payment of any other sum to which Host may become obligated by reason of Guest’s default or to compensate Host for any loss or damage which Host may suffer thereby. Said deposit shall not be a limitation on Host’s damages or other rights under this Lease, or a payment of liquidated damages or an advance payment of the rent. If Host so uses or applies all or any portion of said deposit, Guest shall, within fifteen (15) days after written, demand thereof, deposit cash with Lessor in an amount sufficient to restore said deposit to the full amount hereinabove stated and Guest’s failure to do so shall be a material breach of this Lease. Host shall not be required to keep said deposit separate from its general accounts. If Guest performs all of Guest’s obligations hereunder, said deposit, or so much thereof as has not theretofore been applied by Host, shall be returned, without payment of interest or other increment for its use, to Guest at the expiration of the term hereof, within fifteen days and after Guest has vacated the Premises. No trust relationship is created herein between Host and Guest with respect to said security deposit.

10. Place and Form for Payment of Rent. All payments of rent shall be delivered to Host at First Martin Corporation, 115 Depot Street, Ann Arbor, Michigan 48104 or at such other place as Host shall designate from time to time in writing. Rent payments shall be made payable to 317 Maynard LLC.

11. Financing.

(a) If in connection with obtaining by Host of any financing or refinancing for the Building, the lender shall request reasonable modifications in this Lease as a condition to such financing or refinancing, Guest will not unreasonably withhold, delay or defer its consent thereto, provided that such modifications do not increase the obligations of Guest hereunder or in any manner adversely affect the leasehold interest hereby created.

(b) Guest agrees that this Lease shall be subordinate to any mortgages that may hereafter be placed or made upon the Building, provided the mortgagee named in any such mortgages shall agree to recognize the lease of Guest in the event of foreclosure if Guest is not in default.

(c) Guest agrees within thirty (30) days after request by Host to execute in recordable form and deliver to Host a statement, in writing, certifying (a) that this Lease is in full force and effect, (b) the date of commencement of the term of this Lease, (c) that rent is paid currently without any off-set or defense thereto, (d) the amount of rent, if any, paid in advance, and (e) that there are no uncured defaults by Host or stating those claimed by Guest, provided that, in fact, such facts are accurate and ascertainable.

(d) If proceedings are brought for the foreclosure of, or in the event of exercise of the power of sale under, any mortgage made by Host covering the leased Premises, Guest shall become the guest of, and attorn to, the purchaser upon any such foreclosure or sale and recognize such purchaser as the Host under this Lease. The obligation of Guest hereunder to attorn to the purchaser shall be conditioned upon the agreement of such purchaser to recognize the rights of Guest under this Lease.

12. Use of Premises.

(a) Guest shall use and occupy the Premises only for office use consistent with the zoning of the Building.

(b) Guest will keep the Premises clean and shall not create any nuisance, noises, vibrations, electrical discharges, radiation or other disturbances that shall in any way unreasonably impair the peace, quietness, comfort, or security of the building wherein the Premises are situated nor do anything that will cause any extra hazard, impair the validity of any policy of insurance now or hereafter placed on the Building, or any of its contents, or that will increase the rate of premium on any such policy or that will violate any prohibitions in any such policy.

(c) Guest, shall, at its own cost and expense, comply with all of the requirements of all valid laws and regulations, municipal, state and federal, now in force, or which may hereafter be in force, pertaining to the Premises, and the use and occupancy thereof. Host hereby warrants, represents and covenants that upon Host’s tender of possession of the Premises to Guest, the premises and Guest’s occupancy and use thereof as contemplated by the Lease shall comply with all applicable governmental laws, rules, regulations and ordinances, including without limitation all applicable fire and building codes (provided that Guest’s Work, if any, complies with all such rules, regulations, ordinances and codes); all air quality standards established by law; all covenants, conditions, restrictions and easements affecting the Premises; and the requirements of all other leases for space within the Building. For the term of this lease and apart from Guest’s use, Host warrants, represents and covenants that the Premises and the Building shall so comply.

(d) Guest shall not sell, rent or keep drug paraphernalia, pornographic materials or sexually explicit materials in or from the Premises; Guest shall not use the Premises for any activity included in the definition of “adult entertainment business” in the City of Ann Arbor Zoning Ordinance, regardless of whether an activity is a “principal” activity.

13. Acceptance of Premises.

(a) When Host is ready to grant possession of the Premises to Guest, the parties shall walk through the Premises together and shall set forth any punch-list items in writing signed by Host and Guest. Notwithstanding anything to the contrary contained in the Lease, Guest’s acceptance of the Premises shall be subject to (a) Host’s correction of all such Punch-list items within thirty (30) days after the Delivery Date; (b) latent defects; and (c) Host’s warranties as to defects.

(b) Notwithstanding any provision to the contrary contained in the Lease, if the Delivery Date has not occurred by the date which is one hundred twenty (120) days after the issuance of a building permit, Guest shall have the right to cancel the Lease upon five (5) days written notice to Host. Upon such cancellation, Host shall refund any prepaid rent to Guest, and Host and Guest shall have no liability thereafter accruing the Lease.

(c) Host hereby warrants, represents and covenants that on the Commencement Date, the Premises and the building systems shall be free from faults or defects and that the Premises and the common areas shall comply with all applicable laws, statutes, ordinance, governmental rules, regulations and requirements, including without limitation all applicable fire and building codes, all covenants, conditions, restrictions and easements affecting the Premises. With regard to the Americans with Disabilities Act, the Premises shall comply with the Act and all standards provided for by the Act which are applicable to the Building and Premises. If, within one (1) year after the Commencement Date, any portion of the Premises is found to be faulty or defective or not in conformance with the provisions of the Lease, Host shall cause the same to be corrected at its own expense promptly after receipt of a written notice from Guest to do so.

(d) Host, at Host’s expense, shall engage a qualified industrial hygienist to survey the Building for asbestos and prepare a report on his findings, which report shall be provided to Guest within thirty (30) days of the date hereof. Said report shall include the Hygienist’s recommendations as to what asbestos, if any, is hazardous to human health and should be removed; and Host shall remove such asbestos prior to the Commencement Date. Host warrants that any asbestos remaining in the building will not be injurious to Guest’s employees, agents and visitors. Host shall indemnify, defend and hold Guest harmless against all claims, losses or liabilities arising out of or in connection with the presence of any asbestos and Guest shall be entitled to claim from Host all consequential damages arising out of Host’s breach of the warranty contained in the previous sentence.

Notwithstanding any provision to the contrary contained in the Lease, if the recommendations of the Hygienist for removal of asbestos are not completed prior to Commencement Date, Guest shall have no obligation to commence the Lease and shall have the right to cancel the Lease upon five (5) days written notice to Host. Upon such cancellation, Host shall refund any prepaid rent to Guest, and Host and Guest shall have no liability thereafter accruing the Lease.

(e) As soon as Host’s Work (if any) is sufficiently complete to allow the commencement of Guest’s Work, Host shall allow Guest to enter the Premises for the purpose of completing Guest’s Work and installing Guest’s trade fixtures, equipment, furnishings and other personal property. Such entry shall not be deemed to be an acceptance of the Premises by Guest for the purpose of commencement of the Lease Term, unless the conditions for commencement of the Lease Term as described in Section 1.1 have been satisfied.

14. Host’s Repairs.

(a) With the exception of premises janitorial service, Host, at its sole cost and expense, shall keep in good order, maintain and repair the Premises, the Common Areas and the structural and public areas of the Building such as lobbies, stairs, corridors, common restrooms, roof, elevators, HVAC (with the exception of dedicated air conditioning units for Guest’s computer room), escalators, and structural elements; provided, however, Host shall not be responsible for repair or replacement of damage or unusual wear and tear to same which is the result of omission, negligence or willful misconduct of Guest or Guest’s agents, employees, contractors, subcontractors, subguests or invitees, such damage or wear and tear being the sole responsibility of Guest and Guest shall promptly accomplish repairs or replacements due to such damage or wear and tear upon demand by Host. Guest shaft secure a maintenance contract for said dedicated air conditioning units for the computer room. Said contract shall be with a qualified air conditioning contractor and shall provide for regular maintenance and inspection at the intervals recommended by the manufacturer of said units. Guest shall not be required to make any structural repairs or alterations or capital improvements to the Premises or the fire-proofing system serving the Premises (including the existing sprinkler system) which may be required by law (whether presently existing or hereinafter enacted), insurance regulations or otherwise, except as may be required solely by Guest’s negligence or Guest’s particular use of the Premises. In addition, Guest shall not be required to make any changes to the entrances and exits to the Premises (including exterior doorways) or any structural changes to the Premises required by the Americans with Disabilities Act and any rules or regulations related thereto. Host, at Host’s expense, shall provide exterior trash and recycling containers for Guest’s use and shall cause said containers to be emptied as required. Notwithstanding the foregoing, should the quantity of trash generated by Guest be substantially in excess of the amount customarily generated by an office tenant, Guest shall be responsible for the cost of removing said excess.

(b) Except as otherwise provided in the Paragraph hereof relating to Destruction and in the Paragraph hereof relating to Eminent Domain, there shall be no allowance, abatement of rental, or liability to Guest for diminution of rental value or interference with Guest’s business and no claim by Guest for eviction from said Premises by reason of inconvenience, annoyance or injury to Guest arising from any repairs, alterations, replacements or improvements made to said Premises, Building, Common Areas or any portion thereof by Host, its agents, employees or contractors, or by Host’s mortgagee. To the extent Host may be responsible for repairs under this Lease, Host shall not be liable to Guest for failure to make repairs to the Premises, Building, Common Areas or any portion thereof, unless Host has received from Guest written notice of the need for such repairs and has failed to commence and diligently complete such repairs within thirty (30) days of such notice or such greater length of time as is reasonably required by Host to make such repairs. Notwithstanding the foregoing, in the event of an emergency, in which case no notice shall be required, Guest shall have the right (but not the obligation) to perform such obligation on Host’s behalf and the reasonable cost thereof shall be due and payable to Guest within thirty (30) days after notice thereof.

(c) Guest acknowledges that the Building cooling system is designed for a maximum internally generated heat load per zone or room of 1 person per 100 square feet and 3 watts of lighting and equipment per square foot in the aggregate. Excluding the server/data room, should the heat load in the Premises exceed the aforesaid maximum, Guest shall be responsible for the cost of any consequent modification to the cooling system.

15. Alterations by Guest. Except for improvements costing less than Twenty Five Thousand Dollars ($25,000.00) that do not affect the structural elements of the Building, Guest shall not make any alterations, additions and improvements to the Premises without the Host’s written consent, which consent shall not be unreasonably withheld, delayed, or conditioned, and all alterations, additions and improvements made by either of the parties hereto upon the Premises, except movable office furniture and trade fixtures put in at the expense of the Guest, shall be the property of the Host, and shall remain upon and be surrendered with the Premises at the termination of this Lease; provided, however, that the Guest shall have the option of removing additions made by it if the Premises are restored to good condition following such removal and any damages to the Premises resulting from such removal are repaired. Provided Host has given notice to Guest at the time Host approves the alteration or addition, Host may, at its option, require Guest to remove, at Guest’s sole expense, improvements made for or by Guest, other than the Initial Improvements and repair any damage resulting therefrom, upon the expiration or earlier termination of this Lease. Should Guest make any alterations to the Premises, Guest shall have the plans for the Premises revised to reflect such alterations and shall provide Host with a set of the revised plans. In no event shall Guest have the obligation to remove any improvements installed prior to Lease Commencement

16. Building Access. Prior to the Commencement Date, Building access shall be coordinated between Host and Guest; Host shall install and maintain at its expense a proximity card system on the main building entrance. After the Commencement Date, Guest shall have 24/7 access to the Premises. Guest will be given an adequate number of cards for current, future and guest employees. At Guest’s election, Guest may install its own building access system.

17. Insurance. Host shall maintain special form perils property insurance coverage on the Building in which the Premises are located. Guest shall maintain special form perils property insurance coverage on the contents of the Premises. In addition, Guest shall maintain a policy of commercial general liability insurance coverage with a combined single occurrence limit of not less than $1,000,000.00 [pending] insuring Host and Guest against any liability arising out of the ownership, use, occupancy or maintenance of the Premises and all areas appurtenant thereto. Such insurance shall be issued by an insurance company acceptable to Host, with an A.M. Best rating of not less than A-, Guest shall provide Host with a certificate of insurance for said policy naming Host as an additional insured party; Host, although named as an additional insured, shall nevertheless be entitled to recover under said policy for any loss sustained by it as a result of the acts or omissions of Guest. No such policy shall be cancelable or subject to reduction of coverage or other modification except after thirty (30) days’ prior written notice to Lessor. Host and Guest and all other parties claiming under them hereby mutually release and discharge each other from all claims and liabilities to the extent covered by insurance, regardless of the cause of any damage, loss or injury to person or property, to the extent such waiver of liability is permitted by any applicable policies of insurance maintained by Host and/or Guest, as the case may be. Provided other Guests of Host waive subrogation against Guest, Guest waives any and all rights Guest may have against said other Guests for damage to or destruction of the demised Premises due to any casualty insurable by the customary form of special form perils property insurance coverage, whether such damage or destruction be due to said Guests’ negligence or otherwise. In the event that this Lease is in effect for longer than five years, the single limit of the aforesaid insurance which Guest is required to maintain shall be adjusted at the beginning of the sixth Lease Year and every fifth year thereafter to the amount then being required by new leases entered into by Host.

18. Guests Personal Property. All personal property of Guest kept on the Premises shall be at Guests sole risk, and Guest hereby waives all right of recovery which it might otherwise have against Host for any loss, theft or damage to Guest’s personal property.

19. Destruction—Fire or Other Cause. If the Premises shall be rendered untenantable by fire or other casualty, then Host shall make the Premises tenantable as speedily as possible, and the rent shall be abated in whole or in part, according to the portion of the Premises which is rendered untenantable, during the period of untenantability, except that there shall be no such abatement if such fire or other casualty shall be caused by the gross negligence of Guest or its agents, employees, invitees or licensees, and further, there shall be no abatement for the time required for the replacement or repair of any property of Guest, in excess of the time required to make the Premises tenantable. In the event that the Premises cannot be made tenantable within ninety (90) days, then Guest may terminate this Lease by notification to Host of such termination within ten (10) days after Host shall have notified Guest of the time required to make them tenantable. Host shall, in its sole judgment, reasonably exercised, determine the length of time required to make the Premises tenantable, and shall notify Guest of such determination within ten (10) days after the occurrence of the fire or other casualty. Notwithstanding the foregoing, in the event that the Premises shall be so damaged by fire or other casualty that greater than 35% of the premises is rendered untenantable and the premises cannot be made tenantable within 180 days, then Host may terminate this Lease by notifying the Guest of such termination within thirty (30) days after the date of such damage.

20. Eminent Domain. In the event that all or a substantial portion of the Premises be lawfully condemned or taken in any manner for any public or quasipublic use, this Lease shall terminate as of the date of actual taking. In the event that any insubstantial part of the Premises be so condemned or taken, either party shall have the right to terminate this Lease as of the date of actual taking by giving written notice of such termination; but should this Lease not so terminate, this Lease shall cease as to the part taken and the rent adjusted so that Guest shall pay a pro rata portion of the rent determined by the amount of space (and rate therefor) remaining after the taking. Host shall be entitled to receive the entire award from any such condemnation or taking of the Premises or any part thereof without deduction therefrom for any estate or interest granted to Guest by this Lease, provided, that nothing herein contained shall be deemed to prevent Guest from claiming compensation for relocation costs or loss for interruption of business in the event an award with respect thereto is provided for by law or is fixed in the proceeding in which such taking shall occur. In the event of a partial taking insufficient in size to cause termination of the Lease, Host shall build, repair or replace any outer walls, floor, or roof necessary to make the Premises tenantable.

21. Assignment and Subletting.

(a) Guest shall not assign this Lease or sublet the Premises or any part thereof without the written consent of Host, which consent shall not be unreasonably withheld or delayed. Any other provision of this Paragraph to the contrary notwithstanding, Host shall not be required to give its consent to an assignment or subletting of the leased Premises, or any part thereof, if the effect of such assignment or subletting would be to create a profit of more than 50% of the Rental income for the Guest after deducting Guests costs to sublet. In such cases, any profit from the assignment or subletting shall be paid 50% to the Host after deducting Guest’s expenses related to the assignment or sublease including, but not limited to brokerage fees, improvements, attorney’s fees. Guest agrees that it shall not be unreasonable for Host to withhold its consent to a proposed assignment or subletting if: (1) Host believes that the proposed assignee or sublessee is not as financially responsible as Guest on the date hereof unless Guest remains liable under the lease in which case there shall be no such condition to assignment or sublease; (ii) the proposed assignee or sublessee will not conduct on the Premises a business of a quality equal to that conducted by Guest. Host’s consent to one assignment or sublease shall not waive the requirement of its consent to any subsequent assignment or sublease. In the event Host consents to Guest’s subletting, Guest shall include in such sublease all of the pertinent terms contained herein, and Guest shall furnish Host with a certified copy of any and all subleases affecting the demised Premises prior to such consent; and in case of default by Guest giving Host right of entry for breach of condition subsequent, Guest, at Host’s option, shall assign all of Guest’s right, title and interest in any subleases to Host, and Guest shall incorporate such provision in any and all subleases made by Guest. Host’s consent to an assignment shall not be effective until Host has received a written document in which the assignee has assumed and agreed to perform all of Guest’s obligations in the Lease. Host’s consent to an assignment or sublease shall not release the Guest from the payment and performance of its obligations in the Lease, but rather the Guest and its assignee shall be jointly and severally primarily liable for such payment and performance. Guest shall reimburse Host for all reasonable costs not to exceed $1,000.00 incurred by Host in connection with a sublease or assignment (including a proposed sublease or assignment which is not consummated).

(b) Host’s prior consent shall not be required for any assignment, sublease or other transfer of Guest’s interest in the Premises or the Lease to any corporation with which Guest may merge, transfer substantially all assets to or consolidate or become affiliated as a parent, subsidiary, holding company or otherwise, or to an entity in which Guest has a controlling interest.

(c) A subsequent public offering and sale of stock in Guest’s business, or a transfer of any amount of Guest’s stock shall not constitute a change in ownership of Guest or an assignment of the Lease.

22. Default, Eviction, Termination and Damages. If Guest shall fail to pay any rent or other charges due hereunder within fifteen (15) days of the date said charges are due on more than two occasions and Host has notified Guest in writing, or if Guest shall fail to comply with any details, provisions, or covenants of this Lease other than the payment of rent and shall not cure such failure within thirty (30) days after written notice thereof (unless Guest has attempted to cure and diligently pursues cure), or if Guest shall be adjudged bankrupt by a court of competent jurisdiction, or if a receiver or trustee shall be appointed for all or substantially all of the assets of Guest, then in any such event, Guest shall be deemed in default. When Guest is in default, Host, besides other rights or remedies it may have, shall have the right to declare this Lease terminated and the term ended, shall have the right to evict Guest under Summary Proceeding law, and shall have the additional and immediate right of reentry and may remove all persons and property from the leased Premises and such property may be removed and stored in a public warehouse or elsewhere at the cost of, and for the account of Guest, without evidence of notice or resort to legal process and without being deemed guilty of trespass, or becoming liable for any loss or damage which may be occasioned thereby. Should Host elect to reenter, as herein provided, or should it take possession pursuant to legal proceedings or pursuant to any notice provided for by law, it may either terminate this Lease or it may from time to time, without terminating this Lease, make such alterations and repairs as it may deem appropriate in order to re-rent the Premises, and re-rent said Premises or any part thereof for such term or terms (which may be for a term extending beyond the term of this Lease) and at such rental or rentals and upon such other terms and conditions as Lessor in its sole discretion may deem advisable provided that Host shall use reasonable efforts to re-rent the Premises on behalf of Guest and all rental proceeds shall be deducted from the balance of rent owed by Guest under the Lease. Upon each such re-renting, all rentals and other sums received in any month by Host from such re-renting shall be applied, first to the payment of any indebtedness other than rent due hereunder from Guest to Host; second, to the payments of any costs and expenses of such re-renting, including reasonable brokerage fees and attorneys’ fees and of costs and repairs; third, to the payment of rent and other charges due and unpaid hereunder; and the residue, if any, shall be held by Host and applied in payment of future rent as the same may become due and payable hereunder. If such rentals and other sums received from such re-renting during any month be less than that to be paid during that month by Guest hereunder, Guest shall pay such deficiency to Host. Such deficiency shall be calculated and paid monthly. No such re-entry or taking possession of said Premises by Host shall be construed as an election on its part to terminate this Lease unless a written notice of such intention be given to Guest or unless the termination thereof be decreed by a court of competent jurisdiction. Notwithstanding any such re-renting without termination, Host may at any time hereafter elect to terminate this Lease for such previous default. Should Host at any time terminate this Lease for any default, in addition to any other remedies it may have, it may recover from Guest all damages it may incur by reason of such default, including the cost of recovering the leased Premises, reasonable attorneys’ fees, and including the worth at the time of such termination of the excess, if any, of the amount of rent and charges equivalent to the rent reserved in this Lease for the remainder of the stated term over the then reasonable rental value of the leased Premises for the remainder of the stated term, all of which amounts shall be immediately due and payable from Guest to Host, except as mitigated by any re-renting and adjusted for present value. In case suit shall be brought for recovery of possession of the leased Premises, for the recovery of rent or any other amount due under the provisions of this Lease, or because of the failure by Guest to abide by any other detail, provision, or covenant herein contained, the prevailing party shall be entitled to all expenses incurred therefore, including reasonable attorneys’ fees. Guest and Host hereby waive their rights to jury trial in any litigation that may arise relating to this Lease.

23. Surrender of Premises. Upon the expiration or the termination of the term of this Lease, Guest shall quit and surrender the Premises to Host in good order and condition, ordinary wear, damage by the elements, and damage which is the responsibility of Host excepted; and, except as otherwise provided herein, Guest shall remove all of its property and shall repair any damage to the Premises caused by such removal. Any personal property of Guest or of anyone claiming under Guest which shall remain on the Premises after the expiration or termination of the Lease term shall be deemed to have been abandoned by Guest, and either may be removed by Host as its property or may be disposed of in such manner as Host may see fit, and Host shall not be responsible for the same.

24. Access to Premises. Host shall have the right to enter upon the Premises at all reasonable hours upon reasonable notice for the purpose of inspecting the same, preventing waste, loss, or destruction, removing obstructions, making such repairs or alterations as it is obligated to make under the terms of this Lease, or to enforce any of Host’s rights or powers under this instrument, and Host shall not be liable nor responsible for any loss that may accrue to Guest’s business by reason thereof provided Host uses reasonable care to ensure that Guests normal use and enjoyment of the Premises is not disturbed. The Host may show the Premises to prospective Guests at any time during the last three (3) months of the term of this Lease, provided it has given 24 hrs written notice.

25. Heirs and Assigns. The covenants, conditions, and agreements contained in this Lease shall bind and inure to the benefit of Host and Guest and their respective heirs, distributees, executors, administrators, successors, and, except as otherwise provided in this Lease, their assigns.

26. Confidentiality. Intentionally deleted.

27. Quiet Enjoyment. So long as Guest pays the rent and performs all of its obligations in this Lease, Guest’s possession of the Premises will not be disturbed by Host, its successors or assigns.

28. Signs. Guest shall not fasten to or paint upon any part of the Premises or Building any sign, advertisement, notice or handbill visible from the exterior of the building without the prior written consent of the Host. Host may, without notice to Guest, remove any such sign, advertisement, notice or handbill painted or affixed in violation of this clause without any liability whatsoever for damages or otherwise to Guest, and Guest shall be responsible for the cost of such removal. Notwithstanding the foregoing, Guest shall have the right to building and monument signage subject to Host’s reasonable approval and compliance with City ordinance.

29. Holding Over. In the event that Guest shall hold over after the term of the Lease, it is agreed that thereafter the tenancy shall be from month to month in the absence of a written agreement to the contrary on the same terms and conditions contained herein, with the exception that the rent shall increase to 125% of the rent in effect at the termination of the term of the Lease.

30. Parking. Per separate arrangement with local governmental entities and not part of this agreement.

31. Notices. Whenever any notice is required hereunder it shall be made in writing and served personally or by certified mail, return receipt requested, at the following addresses (or at such other addresses as the parties may hereafter designate in writing):

Host:	317 Maynard LLC c/o First Martin Corporation 115 Depot Street Ann Arbor, Michigan 48104

Guest:	Barracuda Networks, Inc. ATTN: David Faugno, CFO 3175 S. Winchester Blvd. Campbell, CA 95008

If served personally, service shall be conclusively deemed made at the time of such service. If served by certified mail, service shall be conclusively deemed made forty-eight (48) hours after the deposit thereof in the United States Mail.

32. Host’s Liability.

(a) Guest shall indemnify, defend and hold harmless Host and Host’s officers, employees, agents and invitees from all losses, damage, claims or liability arising out of any and all injuries to or death of any person or damage to any property arising out of any occurrence in or about the Premises, or arising out of any occurrence in or about the Building arising from the act or neglect of Guest or its agents or invitees. Notwithstanding the foregoing, Guest shall have no obligation to indemnify Host against the negligence or willful misconduct of Host, its agents, representatives, invitees, independent contractors or employees. Except to the extent covered by Host’s insurance and paid or reimbursed to Guest by such insurance, Host shall indemnify, defend and hold Guest harmless from all claims, costs, attorneys fees, expenses and liabilities arising from any willful misconduct or negligence of Host or its agents, representatives, invitees, independent contractors or employees, from Guest’s reliance on any warranty or representation made by Host herein which is not true or accurate; or from Host’s failure to observe any of the terms and conditions of the Lease.

(b) The Host shall not be responsible or liable to the Guest for any loss or damage that may be occasioned by or through the acts or omissions of persons occupying adjoining premises or any part of the premises adjacent to or connected with the Premises hereby leased or any part of the Building of which the leased Premises are a part or for any loss or damage resulting to the Guest or his property from bursting, stoppage or leaking of water, gas, sewer or steam pipes.

(c) Excluding any indemnification obligation hereunder, if Host shall fail to perform any provision of this Lease and if as a consequence of such default Guest shall recover a money judgment against Host, such judgment shall be satisfied only out of the proceeds of sale received upon execution of such judgment and levied against the interest of Host in the Building or the consideration received by Host from the sale of Host’s interest.

33. Rules and Regulations. Guest and its employees and invitees, shall faithfully observe and comply with the Rules and Regulations attached to this Lease, and all reasonable modifications of and additions thereto as may be from time to time put into effect by Host. Host shall not be responsible to Guest for the nonperformance of any of said Rules and Regulations by any other Guest or occupant of the Building. In the event of a conflict between the terms and provisions of this Lease and the referenced Rules and Regulations, this Lease shall control. Prior to the effective date of any intended modifications of or additions to the Rules and Regulations annexed hereto, Host shall furnish Guest with a written copy of same.

34. Environmental Law Compliance. The parties acknowledge that there are certain federal, state and local laws, regulations and guidelines now in effect, and that additional laws,

regulations and guidelines may hereafter be enacted, concerning the impact on the environment of land use, the maintenance and operation of structures, and the conduct of business. Guest will not cause, or permit to be caused, any act or practice on or about the premises which would adversely affect the environment or violate any of such laws, regulations, or guidelines. In particular, without limiting the generality of the foregoing, Guest will not use the premises to produce, store, process or transport any hazardous waste or hazardous substance, as those terms are defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (“CERCLA”), or in the Resource Conservation Recovery Act of 1980, as amended (“RCRA”). Any violation of this covenant shall be an event of default under this Lease. Guest agrees to indemnify and hold Host harmless against all losses, costs, expense and liability whatsoever, including Host’s costs of defending against the foregoing, which will include reasonable attorney’s fees, and against any costs necessary in connection with the cleanup or removal of any hazardous waste or hazardous substance from the premises, caused, or permitted to be caused, by any act, practice or neglect of Guest with respect to the use of the premises. Guest shall have no claim against Host by reason of any changes which Host may be required to make to the premises pursuant to such laws, regulations, or guidelines.

Host represents to the best of Hosts knowledge that as of the Commencement Date, the Premises (and the area underneath the Premises) are free of hazardous materials. Host agrees that Guest shall have no liability or responsibility whatsoever for any hazardous materials or toxic wastes on or about the Premises or the Complex which were not created by Guest. Host shall indemnify, defend and hold Guest harmless against all claims, losses or liabilities arising out of or in connection with the presence, use, storage, disposal, removal or clean-up of any hazardous material or toxic waste in or about the Premises, the common areas, or any other part of the Building, unless caused or created by Guest.

35. Telecommunications. It is understood and agreed that Guest, in coordination with Host, intends to install or have installed communications cabling or other equipment in the Premises, requiring access for installation and maintenance to phone closets, wiring chases, mechanical rooms and the like. Guest shall indemnify and hold Host harmless for all losses, claims, demands, expenses and judgments against Host caused by or arising out of, either directly or indirectly, any acts or omissions by third party providers which operate in the Building at the request of Guest. In addition, Guest in coordination with Host shall have access at no cost to the roof of the building for the purposes of installing and maintaining non-third party communications equipment.

36. Intentionally deleted.

37. Option To Extend.

37.1 Extended Term. In consideration of Guest entering into the Lease, and provided that Guest is not then in default, Host hereby grants to Guest the option to extend the term of the Lease for an additional term of two (2) years from October 1, 2017 through September 30, 2019 (“Extended Term”). Guest shall give written notice to Host of Guest’s intent to exercise its option to extend at least one hundred twenty (120) days prior to expiration of the original term. The Extended Term shall be upon the same covenants, agreements, terms, provisions and conditions as are contained in the Lease, except that the rent payable shall be as provided in Section 4.2 below. If Guest has exercised its option to extend, the phrase “Lease Term” as used in the Lease shall mean the original term of the Lease and the Extended Term.

37.2 Rent for Extended Term. The Base Rent for the Extended Term shall be at 95% of the then prevailing market rental value. The prevailing market rental value shall be determined as follows:

37.2.1 Host shall deliver to Guest written notice of Host’s determination of prevailing market rental value within ten business (10) days after Host receives notice from Guest that Guest has exercised its option to extend.

37.2.2 If Guest disputes Host’s determination of the prevailing market rental value as contained in Host’s notice, Guest shall notify Host in writing within ten (10) days of its receipt of Host’s determination, which notice shall set forth Guest’s determination of the prevailing market rental value. Should Guest timely notify Host as aforesaid, Host and Guest shall attempt to resolve their differences within ten (10) business days following Host’s receipt of Guest’s notice.

37.2.3 If Host and Guest cannot agree on prevailing market rental value during such ten (10) business day period, Host and Guest shall each appoint as an appraiser a real estate broker experienced in leasing office space in the county in which the Premises are located and give notice of such appointment to the other within ten (10) days after the foregoing ten (10) business day period. If either Host or Guest shall fail timely to appoint an appraiser, then the single appraiser appointed by one party shall proceed to make the determination of prevailing market rental value. Such appraisers shall, within fifteen (15) business days after the appointment of the last of them to be appointed, complete their written determinations of prevailing market rental value and furnish the same to Host and Guest. Each party shall pay the fees and costs of the appraiser appointed by it. If the valuations vary by ten percent (10%) or less of the higher value, the prevailing market rental value shall be the average of the two valuations.

37.2.4 If the valuations vary by more than ten percent (10%) of the higher value, the two appraisers shall, within ten (10) days after submission of the last appraisal report, appoint a third disinterested appraiser who shall be an M.A.I. If the two appraisers shall be unable to agree in a timely manner on the selection of the third appraiser, then either appraiser on behalf of both, may request appointment of such third disinterested M.A.I. appraiser by the presiding judge of the superior court of the county in which the Premises are located. Such third appraiser shall within twenty business days after appointment, make a determination of prevailing market rental value and submit an appraisal report to Host and Guest. The prevailing market rental value of the Premises shall be as determined by the third appraiser, unless is it (A) less than the valuation set forth in the lower prior appraisal, in which case the lower prior appraisal shall be controlling or (B) greater than the valuation set forth in the higher prior appraisal, in which case the valuation set forth in the higher prior appraisal shall be controlling. All fees and costs incurred in connection with the determination of prevailing market rental value by the third appraiser shall be paid one-half by Host and one-half by Guest.

37.2.5 For purposes of this Section 4.2, the prevailing market rental value of the Premises shall mean the rental rate that an unrelated party negotiating at arm’s length would pay for leasing the Premises for the period of the extension term with no brokerage commission payable, taking into account all then current market factors, including without limitation the quality, design, and location of the Building and the Premises within the Building, the terms and conditions of the Lease (including the permitted use provided in the Lease) and the value of the existing Guest improvements to such party (but excluding the value of any improvements installed at Guest’s expense) and also excluding any premium based on the size of the Premises.

37.2.6 Upon determination of the prevailing market rental value of the Premises (and the calculation of Base Rent as being 95% of that value) for an extension term, Tenant shall have the right to withdraw its exercise of its option to extend by giving Landlord notice of withdrawal within five (5) days of Tenant’s receipt of notice of the determination. In the event Tenant does withdraw its option exercise, Tenant shall pay all appraisal fees incurred by landlord and Tenant in determining the prevailing market rental value. In the event Tenant does not withdraw its option exercise, then upon determination of the Base Rent for the extension period as described above, the parties shall execute a certificate specifying the Base Rent and Triple Net Expenses for such extension period.

38. Miscellaneous.

(a) The failure of either party to enforce any covenant or condition of this Lease shall not be deemed a waiver thereof or of the right of either party to enforce each and every covenant and condition of this Lease. No provision of this Lease shall be deemed to have been waived unless such waiver be in writing.

(b) This Lease and the Exhibits attached hereto and forming a part hereof, set forth the entire agreements between Host and Guest concerning the leased Premises. Any amendment shall be in writing and signed by each party.

(c) Host acknowledges that Guest is represented by Colliers International in this transaction and is due a 5% commission equal to $176,729.25 payable by Host per the terms of a separate agreement between Host and Colliers International. Aside from the commission due to Colliers International each party represents and warrants that there are no claims for brokerage commissions or finder’s fees in connection with the execution of this Lease, and each party agrees to indemnify the other against, and hold it harmless from, all liability arising from any such claim.

(d) Guest shall not record this Lease without the written consent of Host. Upon the request of either party the other party shall join in the execution of a memorandum of this Lease for recording which shall describe the parties, the leased Premises, the term and any special provisions.

(e) In the event of any transfer of Host’s interest in the Premises, the transferor shall be automatically relieved of all obligations and liabilities on the part of Host accruing from and after the date of such transfer. The release of Host from such obligations and liabilities shall be expressly conditioned upon an assumption by any transferee of all of the unperformed terms, covenants and conditions of this Lease arising after the date of such transfer, including the application of Guest’s security deposit in accordance with the provisions of Paragraph 9 hereof.

(f) Any amount due from Guest to Host or from Host to Guest which is not paid when due shall bear interest at an annual rate of prime plus three (3%) percent from the date due until paid, unless otherwise specifically provided herein, but the payment of such interest shall not excuse or cure any default by Guest.

(g) No payment by Guest of a lesser amount than the monthly rent shall be deemed to be other than on account of the earliest rent, nor shall any endorsement or statement on any check or any letter accompanying any payment be deemed an accord and satisfaction, and Host shall accept such payment without prejudice to Host’s right to recover the balance of such rent or pursue any other remedy.

(h) This Lease shall be governed by, and construed in accordance with the laws of the State of Michigan. If any provision of this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease shall not be affected and each provision shall be valid and enforceable to the fullest extent permitted by law.

39. Depot Lease. Pursuant to a lease between API Properties LLC (as landlord) and Guest (as tenant) the “API Lease”), Guest has leased certain office space at 201 Depot Street, Ann Arbor, Michigan through March 31, 2014. Host hereby agrees to indemnify and hold Guest harmless against any claims asserted by API Properties against Guest for termination fees, rent, utilities or other monetary obligations relating to the API Lease and arising on or after the Commencement Date of the term of this Lease. Guest may vacate the Premises in its “as-is” condition with no obligation to restore, repair, or replace.

Intentional Page Break

This agreement is hereby signed on behalf of the parties effective as of the date first written above.

Host:

317 MAYNARD LLC,
a Michigan LLC

By:	First Martin Corporation, Manager

By:	/s/ Mike Martin
Its:	Vice President

Guest:

BARRACUDA NETWORKS, INC.
a Delaware Corporation

By:	/s/ David Faugno
Its:	CFO

ACKNOWLEDGEMENT OF CORPORATE GUEST

STATE OF

ss.

COUNTY OF

The foregoing instrument was acknowledged before me this          day of             , 2012 by              the              of             , a              corporation, on behalf of the corporation.

Notary Public

County

My commission expires:

Revised: 5/1/08

RULES AND REGULATIONS

1. The sidewalks and grounds of the Building are not for the use of the general public, and Host shall in all cases retain the right to control and prevent access thereto of all persons whose presence in the judgment of Host shall be prejudicial to the safety, character, reputation and interests of the Building and its Guests, provided that nothing herein contained shall be construed to prevent such access to employees or other persons with whom any Guest normally deals in the ordinary course of its business, unless such persons are engaged in illegal activities. No Guests and no employee, agent or invitee of any Guest shall go upon the roof of the Building.

2. No awnings or other projection shall be attached to the outside walls of the Building. No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises without prior written consent of Host. All electric ceiling fixtures hung in offices or spaces along the perimeter of the Building must be fluorescent, of a quality, type, design and bulb color approved by Host. Neither the interior nor exterior of any windows shall be coated or otherwise unscreened without the written consent of the Host.

3. No vehicles, birds or animals of any kind shall be brought into or kept in or about the Premises. Any preparation of food or beverages in the Premises shall be done only with equipment approved by Host which does not overload the electrical wiring of the Premises. No Guest shall cause or permit any unusual or objectionable odors to be produced or permeate the Premises.

4. Except with the prior written consent of Host, no Guest shall occupy or permit any portion of his Premises to be occupied as an office for a public stenographer or typist, or for the manufacture or sale of liquor, narcotics or tobacco in any form, or as a barber or manicure shop, in or on the Premises. No Guest shall engage or pay any employees on the Premises, except those actually working for Guest on the Premises, nor advertise for laborers giving an address at the Premises. The Premises shall not be used for lodging or sleeping or for any illegal purposes.

5. No Guest shall make, or permit to be made, any unseemly or disturbing noises or disturb or interfere with occupants of this or neighboring buildings or premises or those having business with them, whether by the use of any musical instrument, radio, phonograph, unusual noise, or any other way. No Guest shall throw anything out of door, windows or skylights or down the passageways.

6. Guest shall provide Host with a key for any exterior doors installed by Guest in the Premises. Each Guest must, upon the termination of its tenancy, restore to the Host all keys of stores, offices, and toilet rooms, either furnished to, or otherwise procured by, such Guest and in the event of the loss of any keys so furnished, such Guest shall pay to the Host the cost of replacing the same lock or locks opened by such lost key if Host shall deem it necessary to make such change.

7. Host shall have the right to prohibit any advertising by any Guest which, in Host’s opinion, tends to impair the reputation of the Building or its desirability as an office/research building and upon written notice from Host any Guest shall refrain from or discontinue such advertising.

8. Each guest shall see that the doors of its Premises are closed and securely locked and must observe strict care and caution that all water faucets, water apparatus and utilities are shut off before employees leave the Premises, so as to prevent waste or damage, and for any default or carelessness Guest shall make good all injuries sustained by other Guests or occupants of the Building or Host. On multiple-tenancy floors, all Guests shall keep all doors to the Building corridors closed at all times except for ingress and egress.

9. The requirements of Guest will be attended to only upon application to Host. Employees and agents of Host shall not perform any work or do anything outside of their regular duties unless under special instruction from Host.

10. Canvassing, soliciting and peddling in the Building are prohibited and each Guest shall cooperate to prevent the same.

11. Guest shall not cause any noise, odor, vibration or light disturbing or annoying to other Guests of the Building or to Guests of neighboring buildings.

12. No air conditioning unit or other similar apparatus shall be installed or used by any Guest without the written consent of Host, not to be unreasonably withheld.

13. Subject to the provisions of Paragraph 35 of the Lease, no Guest shall install any radio or television antenna, loudspeaker or other device on the roof or exterior walls of the Building.

14. Each Guest shall store all its recycling, trash and garbage within its Premises. No material shall be placed in the trash boxes or receptacles if such materials is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in the City of Ann Arbor without being in violation of any law or ordinance governing such disposal. All recycling, garbage and refuse disposal shall be made only through entryways provided for such purposes and at such times as Host shall designate. Should the amount of trash generated by Guest exceed the amount typically generated by users of office space, Guest shall be responsible for the cost of disposing of such excess. All boxes shall be broken down before being placed in the Building recycling or trash receptacles.

15. Host may waive any one or more of these Rules and Regulations for the benefit of any particular Guest or Guests, but no such waiver by Host shall be construed as a waiver of such Rules and Regulations in favor of any other Guest or Guests, nor prevent Host from thereafter enforcing any such Rules and Regulations against any or all of the Guests of the Building.

16. These Rules and Regulations are in addition to and shall not be construed to in any way modify, alter or amend, in whole or in part, the terms, covenants, agreements and conditions of any lease of premises in the Building.

17. Guest shall not operate any equipment that disrupts equipment elsewhere in the building.

18. Smoking is prohibited in the Building restrooms, hallways, lobbies, lunchrooms, stairwells and other common areas and on the Building grounds except in those areas designated by Host. Host shall not be obligated to designate any such areas.

19. [reserved]

20. Notwithstanding the provisions of Paragraph 1 of these Rules and Regulations, Host shall have the right to bar from the Building any moving company or vendor of spring water, soda pop, candy, janitorial, construction or other goods or services which has or may, in Host’s reasonable judgment, (i) cause damage to the Building, (ii) violate these Rules and Regulations (as same may be amended from time to time or (iii) create any nuisance, noise or other disturbance which in any way impairs the peace, quietness, comfort or security of the Building.

21. Guest shall not occupy in any manner, including storage of Guest’s property, any electrical or mechanical rooms in or about the Premises. Host shall have the right to remove and dispose of any property placed by Guest in such electrical or mechanical rooms without notice to Guest.

22. Host reserves the right to make such other and reasonable rules and regulations as in its judgment may from time to time be needed for the safety, care and cleanliness of the Building, and for the preservation of good order therein.

Exhibit A

Exhibit A

Exhibit A

Exhibit B

Exhibit B

Exhibit B

Host shall complete the following at its sole expense:

1.	Reconfigure layout per Exhibit B, pages 1-3

2.	Any interior walls constructed by Host to be drywall with a painted finish, all new walls will be insulated for sound with fiberglass insulation

3.	Paint all painted walls

4.	Replace/repair as necessary building standard lighting (mix of 2’x4’ and 2’x2’ T8), on-going bulb replacement is the responsibility of Host

5.	Rework light switching in areas changed from private offices to open office

6.	Replace all carpeted areas with $25/sq yard material allowance

7.	Replace all ceiling tile, existing grid to remain

8.	Upgrade/replace main entry doors card access system with a new Key Scan controller

9.	Millwork to remain

10.	Install fire alarm with pull stations and one smoke detector

11.	Separate utilities from “retail” Borders space

12.	Construct 8’ insulated block wall demising the Premises from the “retail” Borders space, drywall finish on Barracuda side

13.	Separate mechanical systems from “retail” space

14.	Replace building cooling tower

15.	Repair VAV boxes

16.	Replace compressor for pneumatic VAV box controls

17.	Repair humidifier

18.	Install chemical feed/treatment system to HVAC water

19.	Replace dishwashers in break areas

20.	Install new Trade Tracer panel and computer to manage and operate building HVAC

21.	Modify building electrical equipment to provide 800 amps of power to panel in server room, branch circuit distribution in server room by Guest

22.	Server room HVAC, Host’s contribution capped at $70,000

23.	Install storefront glass system in the areas fronted Maynard and shown on the floor plan

24.	Install 2’ high clerestory windows along east (alley) wall in areas shown on the floor plan, glass to be tinted bronze, non-operable

Guest’s work to be completed by Host at Guest’s sole expense:

1.	Electrical wiring for furniture/power poles

2.	Data cabling

3.	Server room HVAC any cost in excess of $70,000

4.	Install refrigerators in break areas as desired

5.	Window treatments by Guest

6.	Signage by Guest

7.	Branch electrical circuit distribution from panel in server room